Exhibit 99.1

Synergx Systems Inc. Stockholders Approve Going Private Merger; Transaction Completed

SYOSSET, New York – July 27, 2010  — Synergx Systems Inc. (OTC: SYNX.PK), today announced that, at its special meeting of stockholders held this morning, its stockholders overwhelmingly approved the proposed merger with FCI Merger Corp. Approximately 73% of the Company’s outstanding shares voted in favor of the merger. Following the special meeting, the transaction was completed.  As a result of the merger, Synergx will cease to function as a public company and its Common Stock will cease trading.

Under the terms of the merger agreement, Synergx stockholders (other than Firecom and stockholders who validly exercised their statutory appraisal rights) are entitled to receive $0.70 in cash, without interest, for each share of Common Stock they owned immediately prior to the effective time of the merger.

Synergx has appointed American Stock Transfer & Trust Company LLC to act as paying agent for the exchange of shares for the merger consideration.  American Stock Transfer will be distributing written procedures and a letter of transmittal to stockholders of record for the exchange of Synergx share certificates.  Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

Synergx is engaged in the design, manufacture, marketing and service of a variety of data communication products and systems with applications in the fire alarm, life safety, security and communication industries. For further information about Synergx please go to our website at WWW.SYNERGXSYSTEMS.COM.

Contact:
John Poserina
Chief Financial Officer
(516) 433-4700